Blonder Tongue Laboratories, Inc.
Old Bridge, New Jersey

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2002, relating to the consolidated financial statements and schedules of Blonder Tongue Laboratories, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.




/s/ BDO Seidman, LLP

BDO Seidman, LLP
Woodbridge, New Jersey
July 22, 2002